Exhibit 99.1

For More Information Contact:
Justine E. Koenigsberg	Daniella M. Lutz
Senior Director, Corporate Communications	Manager, Corporate Communications
(617) 349-0271	(617) 349-0205

FOR IMMEDIATE RELEASE

TKT ANNOUNCES FIRST QUARTER 2005 RESULTS

Cambridge, MA, May 5, 2005 – Transkaryotic Therapies, Inc. (Nasdaq: TKTX) today announced its consolidated financial results for the three months ended March 31, 2005.

Total revenues for the three months ended March 31, 2005 were $22.6 million, compared to $17.4 million for the same period in 2004. Sales of Replagal™ (agalsidase alfa), TKT’s enzyme replacement therapy for the treatment of Fabry disease, for the first quarter of 2005 were approximately $22.5 million, a 29% increase over the $17.4 million in sales in the same period in 2004. First quarter Replagal sales in 2005 approximated Replagal sales recorded in the fourth quarter of 2004. Replagal sales increased in the first quarter of 2005 over the first quarter of 2004 primarily due to higher unit sales. In addition, foreign currency fluctuations contributed $1.3 million to the increase in the first quarter 2005 product sales as compared to the first quarter of 2004.

Total operating expenses for the first quarter of 2005 were $40.5 million, compared to $31.9 million in the first quarter of 2004.

Cost of goods sold for the first quarter of 2005 were approximately $3.1 million versus $2.2 million for the same period in 2004. The increase in cost of goods sold was due primarily to increased unit sales of Replagal in 2005.

Research and development spending increased to approximately $25.2 million for the first quarter of 2005 compared to $19.8 million in the corresponding quarter in 2004. The increase in R&D spending was attributed primarily to increases in costs associated with the company’s extension study for the company’s enzyme replacement therapy for the treatment of Hunter syndrome, I2S, as well as employee related costs associated with increases in research and development head count period over period.

Selling, general and administration expenses totaled approximately $11.0 million in the first quarter of 2005 compared to approximately $9.0 million in the first quarter of 2004. The increase in SG&A spending was primarily due to increases in employee related costs associated with increased SG&A hiring over 2004.

The net loss for the first quarter was approximately $21.7 million, or $0.62 per share, compared to a net loss of approximately $14.2 million, or $0.41 per share, for the corresponding period in 2004. The net loss in 2005 included $4.1 million in charges associated with foreign currency losses determined in connection primarily with re-measurements of the company’s intercompany balances held in a currency other than the dollar.

As of March 31, 2005, TKT had $130.5 million in cash and marketable securities.

On April 21, 2005, the company announced that it had signed a definitive agreement with Shire Pharmaceuticals Group plc. under which Shire has agreed to acquire TKT. Under the agreement, Shire has agreed to pay $37 in cash for each share of TKT common stock, or approximately $1.6 billion. Closing of the transaction is subject to, among other things, regulatory clearance and approval of the stockholders of each company. The transaction is expected to close in the third quarter of 2005.

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TKT First Quarter 2005 Results, Page 2

Conference Call and Webcast:
TKT invites the public to participate on a conference call and live webcast with investment analysts beginning today, May 5, 2005 at 10:00 a.m. Eastern Time to discuss its first quarter 2005 financial results and its outlook for the balance of 2005. To participate by telephone, dial (719) 457-2642. A live audio webcast can be accessed on the TKT web site at http://www.tktx.com within the Investor Information section.

A replay of the conference call and webcast will be available once a transcript has been filed with the SEC. Participants may access this replay by dialing (719) 457-0820 and using the access code 2495707. A replay of the webcast will be archived on the TKT website under Events in the Investor Information section.

About TKT
Transkaryotic Therapies, Inc. is a biopharmaceutical company primarily focused on researching, developing and commercializing treatments for rare diseases caused by protein deficiencies. Within this focus, the company markets Replagal™, an enzyme replacement therapy for Fabry disease, and is developing treatments for Hunter syndrome and Gaucher disease. In addition to its focus on rare diseases, TKT intends to commercialize Dynepo™, its Gene-Activated® erythropoietin product for anemia related to kidney disease, in the European Union. TKT was founded in 1988 and is headquartered in Cambridge, Massachusetts, with additional operations in Europe, Canada and South America. Additional information about TKT is available on the company’s website at http://www.tktx.com.

Important Additional Information Will Be Filed with the SEC
TKT plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the proposed transaction with Shire. The Proxy Statement will contain important information about TKT, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the company through the web site maintained by the SEC at http://www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from TKT by contacting Corporate Communications, 700 Main Street, Cambridge, MA 02139.

TKT, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction with Shire. Information regarding TKT’s directors and executive officers is contained in TKT’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended on May 2, 2005, its proxy statement dated April 27, 2004, and its Current Reports on Form 8-K dated March 30, 2005, April 15, 2005, and April 27, 2005, each of which is filed with the SEC. As of April 22, 2005, TKT’s directors and executive officers and their affiliates, including Warburg Pincus & Co., beneficially owned approximately 6,085,200 shares, or 17.4%, of TKT’s common stock. All outstanding options for TKT common stock, whether or not vested, including those held by current directors and executive officers, will be cashed out in the merger based on the $37 per share purchase price. In addition, Shire has committed to maintaining TKT’s 2005 Management Bonus Plan, in which the company’s executive officers participate in accordance with its current terms in respect of the 2005 performance year. Following the merger, Shire has agreed to provide certain retention and severance benefits to TKT’s employees, including its executive officers. A more complete description will be available in the Proxy Statement when it is filed with the SEC.

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TKT First Quarter 2005 Results, Page 3

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements regarding the proposed transaction between Shire and TKT, the company’s development of certain products, including Replagal, I2S and Dynepo, the timing of clinical trials, clinical trial results and regulatory filings, and statements regarding the company’s financial outlook, as well as statements about future expectations, beliefs, goals, plans or prospects, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “should,” “could,” “will,” “may,” and similar expressions. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including: the ability to obtain the approval of the merger from the stockholders of each company; the ability to consummate the transaction; whether any of the company’s products will achieve the commercial success anticipated by the company; whether competing products will reduce the market opportunity for such products; whether I2S will be safe and effective as a treatment for Hunter syndrome; whether GA-GCB will be safe and effective as a treatment for Gaucher disease; whether the company will be able to successfully complete clinical trials of its products; enrollment rates for clinical trials; whether the results of clinical trials, will be indicative of results obtained in later clinical trials; whether future clinical trials will be conducted and conducted on a timely basis; the ability of the company and its collaborators to successfully complete development of its products; the ability to manufacture sufficient quantities of its products to satisfy both clinical trial requirements and commercial demand; the timing of submissions to and decisions by regulatory authorities in the United States, Europe, Japan and other countries regarding clinical trials and marketing and other applications; whether the FDA and equivalent regulatory authorities grant marketing approval for the company’s products on a timeline consistent with the company’s expectations, or at all; the availability and extent of coverage from third party payors and the receipt of reimbursement approvals for the company’s products; whether competing products will reduce any market opportunity that may exist; results of litigation; whether the company will be successful in establishing European manufacturing for Dynepo; and other factors set forth under the caption “Certain Factors That May Affect Future Results” in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, which is on file with the SEC and which factors are incorporated herein by reference. While the company may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if its expectations change.

Gene-Activated® is a registered trademark and Replagal™ is a trademark of Transkaryotic Therapies, Inc.
Dynepo™ is a trademark of Sanofi-Aventis SA.

- Consolidated Financial Table To Follow -

TKT First Quarter 2005 Results, Page 4

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
(In thousands, except per share amounts)	2005	2004
Product sales	$22,496	$17,372
License and research revenues	78	62

	22,574	17,434

Operating expenses:
Cost of goods sold	3,082	2,236
Research and development	25,203	19,837
Selling, general and administrative	10,950	8,958
Restructuring charges	671	861
Amortization of intangible assets	562	—

	40,468	31,892

Loss from operations before minority interest	(17,894)	(14,458)
Minority interest in net income of consolidated subsidiary	—	(1)

Loss from operations after minority interest	(17,894)	(14,459)

Foreign currency exchange loss	(4,104)	—
Net interest income	430	308
Provision for income taxes	(119)	—
Other income	4	—

Net loss	$(21,683)	$(14,151)

Basic and diluted net loss per share	$(0.62)	$(0.41)

Shares used to compute basic and diluted net loss per share	34,875	34,612

Condensed Consolidated Balance Sheets (unaudited)

	March 31,	December 31,
(In thousands)	2005	2004
Cash and marketable securities	$130,525	$155,214
Other current assets	56,512	51,275
Property and equipment, net	58,614	60,992
Goodwill	39,038	39,038
Intangible assets, net	21,369	21,931
Other assets	4,933	4,900

Total assets	$310,991	$333,350

Total current liabilities	$35,147	$36,735
Long term liabilities	7,868	8,304
Long term debt	94,000	94,000
Total stockholders’ equity	173,976	194,311

Total liabilities and stockholders’ equity	$310,991	$333,350